Exhibit 23.1

Smith & Company

A Professional Corporation of Certified Public Accountants

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the S-8 to be filed on or about May 12, 2003 by E Med Future, Inc. (formerly Micro-Economics, Inc.) of our report dated March 27, 2003, on the financial statements for the years ended December 31, 2002 and 2001 and for the period of March 14, 1990 (date of inception) to December 31, 2002.

/s/    Smith & Company

CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah

May 9, 2003

10 West 100 South, Suite 700 • Salt Lake City, Utah 84101-1554

Telephone: (801) 575-8297 • Facsimile: (801) 575-8306

E-mail: smithcocpa@earthlink.net

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants